PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 28, 2003)

[FPL LOGO]


                          FLORIDA POWER & LIGHT COMPANY
                              FIRST MORTGAGE BONDS,
                  $300,000,000 5.95% SERIES DUE OCTOBER 1, 2033
                              ---------------------

     Florida Power & Light Company will pay interest on the securities on April 1 and October 1 of each year, beginning April 1, 2004. Florida Power & Light Company may redeem some or all of the securities at any time before their maturity date at the redemption prices discussed under "Certain Terms of the Offered Bonds--Redemption" beginning on page S-7 of this prospectus supplement.

     Florida Power & Light Company does not plan to list the securities on any securities exchange. The securities are secured by the lien of Florida Power & Light Company's mortgage and rank equally with all of Florida Power & Light Company's first mortgage bonds. The lien of the mortgage is discussed under "Description of the Bonds--Security" on page 7 of the accompanying prospectus.

     SEE "RISK FACTORS" BEGINNING ON PAGE S-3 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE MAKING AN INVESTMENT IN THESE SECURITIES.

     Florida Power & Light Company's principal executive offices are located at 700 Universe Boulevard, Juno Beach, Florida 33408, telephone number
(561) 694-4000, and its mailing address is P.O. Box 14000, Juno Beach, Florida 33408-0420.

                              ---------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

                              ---------------------


                                                  PER FIRST
                                                MORTGAGE BOND          TOTAL
                                                -------------          -----
Price to Public..............................      98.941%         $296,823,000
Underwriting Discount........................       0.875%         $  2,625,000
Proceeds to Florida Power & Light Company
  (before expenses)..........................      98.066%         $294,198,000

     In addition to the Price to Public set forth above, each purchaser will pay an amount equal to the interest accrued, if any, on these securities from the date that these securities are originally issued to the date that they are delivered to that purchaser.

     These securities are expected to be delivered to the underwriters in book-entry only form through The Depository Trust Company, on or about October 15, 2003.

                              ---------------------

     The following underwriters have agreed to purchase these securities on a firm commitment basis.

BARCLAYS CAPITAL                                                 LEHMAN BROTHERS

Credit Lyonnais Securities (USA)                                  Scotia Capital

Fleet Securities, Inc.
                          Mellon Financial Markets, LLC
                                                      SunTrust Robinson Humphrey
           The date of this prospectus supplement is October 9, 2003.

                                TABLE OF CONTENTS



                              PROSPECTUS SUPPLEMENT

                                                                            Page
                                                                            ----

Risk Factors.........................................................        S-3
Use of Proceeds......................................................        S-5
Ratio of Earnings to Fixed Charges...................................        S-5
Capitalization of FPL................................................        S-6
Certain Terms of the Offered Bonds...................................        S-6
Underwriting.........................................................       S-10
Legal Opinions.......................................................       S-11

                                   PROSPECTUS

About this Prospectus................................................          2
Risk Factors.........................................................          2
FPL..................................................................          4
Use of Proceeds......................................................          4
Ratio of Earnings to Fixed Charges...................................          4
Where You Can Find More Information..................................          4
Incorporation By Reference...........................................          5
Cautionary Statements................................................          5
Description of the Bonds.............................................          5
Plan of Distribution.................................................         11
Experts..............................................................         11
Legal Opinions.......................................................         12



THE ACCOMPANYING PROSPECTUS IS PART OF A REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. NEITHER FLORIDA POWER & LIGHT COMPANY ("FPL") NOR THE UNDERWRITERS HAS AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. NEITHER FPL NOR THE UNDERWRITERS IS MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT OR IN THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS OR THAT THE INFORMATION INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE.

                                  RISK FACTORS

     The information in this section replaces the information in the "Risk Factors" section beginning on page 2 of the accompanying prospectus.

     Before purchasing the securities, investors should carefully consider the following risk factors together with the other information incorporated by reference or provided in this prospectus supplement or in the prospectus in order to evaluate an investment in the securities.

FPL IS SUBJECT TO COMPLEX LAWS AND REGULATIONS AND TO CHANGES IN LAWS AND REGULATIONS, INCLUDING INITIATIVES REGARDING RESTRUCTURING OF THE ENERGY INDUSTRY. THESE FACTORS MAY HAVE A NEGATIVE IMPACT ON THE BUSINESS AND RESULTS OF OPERATIONS OF FPL.

     FPL is subject to changes in laws or regulations, including the Public Utility Regulatory Policies Act of 1978 and the Public Utility Holding Company Act of 1935, changing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission, the Florida Public Service Commission, and the U.S. Nuclear Regulatory Commission, with respect to, among other things, allowed rates of return, industry and rate structure, operation of nuclear power facilities, operation and construction of plant facilities, operation and construction of transmission facilities, acquisition, disposal, depreciation and amortization of assets and facilities, recovery of fuel and purchased power costs, decommissioning costs, return on common equity and equity ratio limits, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs). The Florida Public Service Commission has the authority to disallow recovery of costs that it considers excessive or imprudently incurred.

     The regulatory process generally restricts FPL's ability to grow earnings and does not provide any assurance as to achievement of earnings levels.

     FPL is subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, natural resources and health and safety that could, among other things, restrict or limit the output of certain facilities or the use of certain fuels required for the production of electricity and/or increase costs. There are significant capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could be even more significant in the future.

     FPL operates in a changing market environment influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including deregulation of the production and sale of electricity. FPL will need to adapt to these changes and may face increasing competitive pressure.

THE OPERATION OF POWER GENERATION FACILITIES, INCLUDING NUCLEAR FACILITIES, INVOLVES SIGNIFICANT RISKS THAT COULD ADVERSELY AFFECT THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF FPL.

     The operation of power generation facilities involves many risks, including start up risks, breakdown or failure of equipment, transmission lines or pipelines, use of new technology, the dependence on a specific fuel source or the impact of unusual or adverse weather conditions (including natural disasters such as hurricanes), as well as the risk of performance below expected levels of output or efficiency. This could result in lost revenues and/or increased expenses. Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses, including the cost of replacement power. In addition to these risks, FPL's nuclear units face certain risks that are unique to the nuclear industry including the ability to dispose of spent nuclear fuel, as well as additional regulatory actions up to and including shutdown of the units stemming from public safety concerns, whether at FPL's plants or at the plants of other nuclear operators.

THE CONSTRUCTION OF, AND CAPITAL IMPROVEMENTS TO, POWER GENERATION FACILITIES INVOLVE SUBSTANTIAL RISKS. SHOULD CONSTRUCTION OR CAPITAL IMPROVEMENT EFFORTS BE UNSUCCESSFUL, THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF FPL COULD BE NEGATIVELY AFFECTED.

     FPL's ability to successfully and timely complete its power generation facilities currently under construction, those projects yet to begin construction or capital improvements to existing facilities is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, FPL could be subject to additional costs, termination payments under committed contracts and/or the write off of its investment in the project or improvement.

THE USE OF DERIVATIVE CONTRACTS BY FPL IN THE NORMAL COURSE OF BUSINESS COULD RESULT IN FINANCIAL LOSSES THAT NEGATIVELY IMPACT THE RESULTS OF OPERATIONS OF FPL.

     FPL uses derivative instruments, such as swaps, options, futures and forwards to manage its commodity price risks. FPL could recognize financial losses if a counterparty fails to perform. In the absence of actively quoted market prices and pricing information from external sources, the valuation of these derivative instruments involves management's judgment or use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the value of the reported fair value of these contracts. In addition, FPL's use of such instruments could be subject to prudency challenges by the Florida Public Service Commission and if found imprudent, cost disallowance.

BECAUSE FPL AND FPL GROUP RELY ON ACCESS TO CAPITAL MARKETS, THE INABILITY TO ACCESS CAPITAL MARKETS ON FAVORABLE TERMS MAY LIMIT THE ABILITY OF FPL TO GROW ITS BUSINESS AND WOULD LIKELY INCREASE INTEREST COSTS.

     FPL as well as FPL Group, Inc., which owns all of the common stock of FPL, rely on access to capital markets as a significant source of liquidity for capital requirements not satisfied by operating cash flows. The inability of FPL and FPL Group to maintain their current credit ratings could affect FPL's ability to raise capital on favorable terms, particularly during times of uncertainty in the capital markets which, in turn, could impact FPL's ability to grow its business and would likely increase its interest costs.

WEATHER CONDITIONS CAN AFFECT FPL'S RESULTS OF OPERATIONS.

     FPL's results of operations can be affected by changes in the weather. Weather conditions directly influence the demand for electricity and natural gas and affect the price of energy commodities. In addition, severe weather can be destructive, causing outages and/or property damage, which could require additional costs to be incurred.

FPL IS SUBJECT TO COSTS AND OTHER EFFECTS OF LEGAL PROCEEDINGS, CHANGES IN TAX AND INFLATION RATES, AND CHANGES IN OR ADDITIONS TO APPLICABLE TAX POLICIES, RATES OF INFLATION, ACCOUNTING STANDARDS, SECURITIES LAWS AND CORPORATE GOVERNANCE REQUIREMENTS.

     FPL is subject to costs and other effects of legal and administrative proceedings, settlements, investigations and claims; as well as the effect of new, or changes in, tax rates or policies, rates of inflation, accounting standards, securities laws and corporate governance requirements.

THREATS OF TERRORISM AND CATASTROPHIC EVENTS THAT COULD RESULT FROM TERRORISM MAY IMPACT THE OPERATIONS OF FPL IN UNPREDICTABLE WAYS.

     FPL is subject to direct and indirect effects of terrorist threats and activities. Generation and transmission facilities, in general, have been identified as potential targets. The effects of terrorist threats and activities include, among other things, terrorist actions or responses to such actions or threats, the inability to generate, purchase or transmit power, the risk of a significant slowdown in growth or a decline in the U.S. economy, delay in economic recovery in the U.S., and the increased cost and adequacy of security and insurance.

THE ABILITY OF FPL TO OBTAIN INSURANCE AND THE TERMS OF ANY AVAILABLE INSURANCE COVERAGE COULD BE AFFECTED BY NATIONAL AND COMPANY-SPECIFIC EVENTS.

     FPL's ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by national events as well as company-specific events.

FPL IS SUBJECT TO EMPLOYEE WORKFORCE FACTORS THAT COULD AFFECT THE BUSINESS AND FINANCIAL CONDITION OF FPL.

     FPL is subject to employee workforce factors, including loss or retirement of key executives, availability of qualified personnel, collective bargaining agreements with union employees or work stoppage that could affect the business and financial condition of FPL.


                                 USE OF PROCEEDS

     The information in this section adds to the information in the "Use of Proceeds" section on page 4 of the accompanying prospectus. Please read these two sections together.

     The First Mortgage Bonds, 5.95% Series due October 1, 2033 are referred to in this prospectus supplement as the "Offered Bonds." FPL will add the net proceeds from the sale of the Offered Bonds to its general funds. FPL expects to use its general funds to repay FPL's short-term borrowings and for other corporate purposes. As of June 30, 2003, FPL had an aggregate of $391.6 million of commercial paper outstanding, which had maturities of up to 34 days and which had annual interest rates ranging from 0.99% to 1.32%. FPL will temporarily invest in short-term instruments any proceeds that are not immediately required for these purposes.


                       RATIO OF EARNINGS TO FIXED CHARGES

     The information in this section adds to the information in the "Ratio of Earnings to Fixed Charges" section on page 4 of the accompanying prospectus. Please read these two sections together. For the six months ended June 30, 2003, FPL's ratio of earnings to fixed charges was 6.94.

                              CAPITALIZATION OF FPL

     The following table shows FPL's capitalization as of June 30, 2003, and as adjusted. This table, which is presented in this prospectus supplement solely to provide limited introductory information, is qualified in its entirety by, and should be considered in conjunction with, the more detailed information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus.


                                                                          ADJUSTED(a)
                                                                  -------------------------
                                           JUNE 30, 2003            AMOUNT         PERCENT
                                         ------------------       -----------     ---------
                                                      (UNAUDITED)
                                                     (IN MILLIONS)

Common Shareholder's Equity...........         $5,461              $5,461             61.7%
Long-term debt (excluding current
  maturities).........................         $2,858              $3,158             35.7%
Preferred stock without sinking
  fund requirements...................         $  226              $  226              2.6%
                                               ------              ------            ------
     Total Capitalization.............         $8,545              $8,845            100.0%
                                               ======              ======            ======

(a) To give effect to the issuance of the Offered Bonds offered by this prospectus supplement. Adjusted amounts do not reflect the effect of the application of Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities," or the reduction in long-term debt resulting from reclassification after June 30, 2003 into current maturities. Adjusted amounts also do not reflect any possible issuance and sale from time to time after the date of this prospectus supplement by FPL of additional securities.


                       CERTAIN TERMS OF THE OFFERED BONDS

     The information in this section adds to the information in the "Description of the Bonds" section beginning on page 5 of the accompanying prospectus. Please read these two sections together.

     GENERAL. FPL will issue $300,000,000 aggregate principal amount of the Offered Bonds as a new series of First Mortgage Bonds under the Mortgage (as defined in the accompanying prospectus). The One Hundred Fourth Supplemental Indenture, dated as of October 1, 2003, supplements the Mortgage and establishes the specific terms of the Offered Bonds.

     INTEREST AND PAYMENT. FPL will pay interest semi-annually on the Offered Bonds at 5.95% per annum. The Offered Bonds will mature on October 1, 2033. FPL will pay interest on the Offered Bonds on April 1 and October 1 of each year (each an "Interest Payment Date"). The first Interest Payment Date will be
April 1, 2004. The record date for interest payable on any Interest Payment Date on the Offered Bonds shall be the close of business (1) on the business day immediately preceding such Interest Payment Date so long as the Offered Bonds remain in book-entry only form, or (2) on the 15th calendar day before each Interest Payment Date if the Offered Bonds do not remain in book-entry only form. See "--Book-Entry Only Issuance--The Depository Trust Company."

     Interest on the Offered Bonds will accrue from and including the date of original issuance to but excluding the first Interest Payment Date. Starting on the first Interest Payment Date, interest on each Offered Bond will accrue from and including the last Interest Payment Date to which FPL has paid, or duly provided for the payment of, interest on that Offered Bond to but excluding the next succeeding Interest Payment Date. No interest will accrue on an Offered Bond for the day that the Offered Bond matures. The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual period for which interest is computed will be computed on the basis of the number of days in the period using 30-day calendar months.

     FPL will pay interest on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest on the Offered Bonds at the rate of 6% per annum.

     REDEMPTION. FPL may redeem any of the Offered Bonds at its option or if and when required by the Mortgage. FPL may redeem any of the Offered Bonds at any time or from time to time, on any date prior to their maturity (each a "Redemption Date"). FPL will give notice of its intent to redeem Offered Bonds at least 30 days prior to a Redemption Date. If FPL redeems all or any part of the Offered Bonds, it will pay a redemption price ("Redemption Price") equal to the sum of:

     (1)  100% of the principal amount of the Offered Bonds being redeemed plus

     (2) accrued and unpaid interest thereon, if any, to the Redemption Date plus

     (3)  any applicable "make-whole premium."

The Redemption Price for the Offered Bonds will never be less than 100% of the principal amount of those Offered Bonds plus accrued and unpaid interest on those Offered Bonds to the Redemption Date.

     The amount of the make-whole premium with respect to any Offered Bonds to be redeemed will be equal to the excess, if any, of:

     (1) the sum of the present values, calculated as of the Redemption Date, of:

          (a) each interest payment that, but for such redemption, would have been payable on the Offered Bonds being redeemed on each Interest Payment Date occurring after the Redemption Date (excluding any accrued interest for the period prior to the Redemption Date); and

          (b) the principal amount that, but for such redemption, would have been payable at the final maturity of the Offered Bonds being redeemed; over

     (2)  the principal amount of the Offered Bonds being redeemed.

     The present values of interest and principal payments referred to in clause (1) above will be determined in accordance with generally accepted principles of financial analysis. Such present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Treasury Yield (as defined below) plus 15 basis points.

     FPL will appoint an independent investment banking institution of national standing to calculate the make-whole premium; provided that Barclays Capital Inc. or Lehman Brothers Inc. will make such calculation if (1) FPL fails to make such appointment at least 30 days prior to the Redemption Date, or (2) the institution so appointed is unwilling or unable to make such calculation. If Barclays Capital Inc. or Lehman Brothers Inc. is to make such calculation but is unwilling or unable to do so, then the Trustee will appoint an independent investment banking institution of national standing to make such calculation. In any case, the institution making such calculation is referred to in this prospectus supplement as an "Independent Investment Banker."

     For purposes of determining the make-whole premium, "Treasury Yield" means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the Offered Bonds to be redeemed, calculated to the nearest 1/12th of a year (the "Remaining Term"). The Independent Investment Banker will determine the Treasury Yield as of the third business day immediately preceding the applicable Redemption Date.

     The Independent Investment Banker will determine the weekly average yields of United States Treasury Notes by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15(519) Selected Interest Rates" or any successor release (the "H.15 Statistical Release"). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to such weekly average yield. In all other cases, the Independent Investment Banker will calculate the Treasury Yield by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). The Independent Investment Banker will round any weekly average yields so calculated to the nearest 1/100th of 1%, and will round upward for any figure of 1/200th of 1% or above. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Independent Investment Banker will select comparable rates and calculate the Treasury Yield by reference to those rates.

     The Mortgage provides that if FPL at any time elects to redeem only a part of the Offered Bonds, the Trustee will select the particular Offered Bonds to be redeemed by proration among registered holders of the Offered Bonds or, in some cases, by such other method that it deems proper as provided in the Mortgage. However, if the Offered Bonds are solely registered in the name of Cede & Co. and traded through DTC, then DTC will select the Offered Bonds to be redeemed in accordance with its practices as described below in "--Book-Entry Only Issuance--The Depository Trust Company."

     If at the time notice of redemption is given, the redemption moneys are not on deposit with the Trustee, then the redemption shall be subject to their receipt before the Redemption Date and such notice shall be of no effect unless such moneys are received.

     Cash deposited under any provisions of the Mortgage (with certain exceptions) may be applied to the purchase of First Mortgage Bonds of any series.

     BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY. The Offered Bonds will trade through DTC. The Offered Bonds will be represented by one or more global certificates and registered in the name of Cede & Co., DTC's nominee.

     DTC is a New York clearing corporation and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities for its participants. DTC also facilitates settlement of securities transactions among its participants through electronic computerized book-entry changes in the participants' accounts. This eliminates the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other corporations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of participants of DTC, members of other clearing corporations and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Others who maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its systems are on file with the Securities and Exchange Commission.

     Purchases of the Offered Bonds within the DTC system must be made through participants, which will receive a credit for the Offered Bonds on DTC's records. The beneficial ownership interest of each purchaser will be recorded on the participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through which they purchased Offered Bonds. Beneficial owners will not receive certificates for their Offered Bonds, except if use of the book-entry system for the Offered Bonds is discontinued.

     To facilitate subsequent transfers, all Offered Bonds deposited by participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of the Offered Bonds with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Offered Bonds. DTC's records reflect only the identity of the participants to whose accounts such Offered Bonds are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of Offered Bonds may wish to take certain steps to augment transmission to them of notices of significant events with respect to the Offered Bonds, such as redemptions, tenders and defaults.

     Redemption notices will be sent to Cede & Co., as registered holder of the Offered Bonds. If less than all of the Offered Bonds are being redeemed, DTC's practice is to determine by lot the amount of Offered Bonds of each participant to be redeemed.

     Neither DTC nor Cede & Co. will itself consent or vote with respect to Offered Bonds. Under its usual procedures, DTC would mail an omnibus proxy to FPL as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the Offered Bonds are credited on the record date. FPL believes that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the Offered Bonds.

     Payments of redemption proceeds, principal of, and interest on the Offered Bonds will be made to Cede & Co., or such other nominee as may be requested by DTC. DTC's practice is to credit participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Payments will be the responsibility of participants and not of DTC, Deutsche Bank Trust Company Americas (the Trustee under the Mortgage) or FPL. Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by DTC) is the responsibility of FPL. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.

     Except as provided in this prospectus supplement, a beneficial owner will not be entitled to receive physical delivery of the Offered Bonds. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Offered Bonds.

     DTC may discontinue providing its services as securities depositary with respect to the Offered Bonds at any time by giving reasonable notice to FPL. In the event no successor securities depositary is obtained, certificates for the Offered Bonds will be printed and delivered. FPL may decide to replace DTC or any successor depositary. Additionally, FPL may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Offered Bonds. In that event, certificates for the Offered Bonds will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that FPL believes to be reliable, but FPL does not take responsibility for the accuracy of this information.

                                  UNDERWRITING

     FPL is selling the Offered Bonds to the underwriters named in the table below pursuant to an underwriting agreement dated the date of this prospectus supplement. Subject to certain conditions, FPL has agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of Offered Bonds set forth opposite that underwriter's name in the table below:

                                                          PRINCIPAL AMOUNT
    UNDERWRITER                                           OF OFFERED BONDS
    -----------                                           ----------------

    Barclays Capital Inc. ...........................        $105,000,000

    Lehman Brothers Inc. ............................         105,000,000

    Credit Lyonnais Securities (USA) Inc. ...........          27,000,000

    Scotia Capital (USA) Inc. .......................          27,000,000

    Fleet Securities, Inc. ..........................          12,000,000

    Mellon Financial Markets, LLC ...................          12,000,000

    SunTrust Capital Markets, Inc. ..................          12,000,000
                                                             ------------
                Total  ..............................        $300,000,000
                                                             ============

     Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the Offered Bonds if they buy any of them. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitment of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters will sell the Offered Bonds to the public when and if the underwriters buy the Offered Bonds from FPL.

     FPL will compensate the underwriters by selling the Offered Bonds to them at a price that is less than the price to the public by the amount of the "Underwriting Discount" set forth in the table below. The underwriters will sell the Offered Bonds to the public at the respective price to the public set forth on the cover page of this prospectus supplement and may sell the Offered Bonds to certain dealers at a price that is less than the price to the public by no more than the amount of the "Initial Dealers' Concession" set forth in the table below. The underwriters and such dealers may sell the Offered Bonds to certain other dealers at a price that is less than the price to the public by no more than the amount of the "Reallowed Dealers' Concession" set forth in the table below.

                                         (EXPRESSED AS A PERCENTAGE
                                            OF PRINCIPAL AMOUNT)
                                            --------------------

     Underwriting Discount...............         0.875%

     Initial Dealers' Concession.........         0.500%

     Reallowed Dealers' Concession.......         0.250%

     An underwriter may reject offers for the Offered Bonds. After the initial public offering of the Offered Bonds, the underwriters may change the offering price and other selling terms of the Offered Bonds.

     There is currently no established trading market for the Offered Bonds. The underwriters have advised FPL that they intend to make a trading market in the Offered Bonds but are not obligated to do so and may discontinue such market-making activities at any time without notice. FPL cannot give any assurance as to the maintenance of the trading market for, or the liquidity of, the Offered Bonds.

     In connection with the offering, Barclays Capital Inc. and Lehman Brothers Inc. on behalf of the underwriters may purchase and sell the Offered Bonds in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment includes syndicate sales of Offered Bonds in excess of the principal amount of Offered Bonds to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Offered Bonds in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Offered Bonds made for the purpose of preventing or retarding a decline in the market price of the Offered Bonds while the offering is in progress.

     The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim an initial dealers' concession from a syndicate member when Barclays Capital Inc. or Lehman Brothers Inc., in covering syndicate short positions or making stabilizing purchases, repurchases the Offered Bonds originally sold by that syndicate member.

     Any of these activities may cause the price of the Offered Bonds to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

     FPL estimates that its expenses in connection with the sale of the Offered Bonds, other than underwriting discounts, will be $1,700,000. This estimate includes expenses relating to Florida taxes, printing, rating agency fees, trustee's fees and legal fees, among other expenses.

     FPL has agreed to indemnify the underwriters against, or to contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

     Certain of the underwriters or their affiliates may engage from time to time in various general financing and banking transactions with FPL and its affiliates.


                                 LEGAL OPINIONS

     The information in this section replaces the information in the "Legal Opinions" section on page 12 of the accompanying prospectus.

     Steel Hector & Davis LLP, Miami, Florida, and Thelen Reid & Priest LLP, New York, New York, co-counsel to FPL, will pass upon the legality of the Offered Bonds for FPL. Hunton & Williams LLP, New York, New York, will pass upon the legality of the Offered Bonds for the underwriters. Thelen Reid & Priest LLP and Hunton & Williams LLP may rely as to all matters of Florida law upon the opinion of Steel Hector & Davis LLP, and Steel Hector & Davis LLP may rely as to all matters of New York law upon the opinion of Thelen Reid & Priest LLP.

PROSPECTUS



                                 $1,000,000,000


                          FLORIDA POWER & LIGHT COMPANY

                              FIRST MORTGAGE BONDS


                      -------------------------------------

     Florida Power & Light Company may offer from time to time up to $1,000,000,000 of its first mortgage bonds.

     Florida Power & Light Company will provide specific terms of these securities, including their offering prices, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

     Florida Power & Light Company may offer these securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The "Plan of Distribution" section on page 11 of this prospectus also provides more information on this topic.

     SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE MAKING AN INVESTMENT IN THESE SECURITIES.

     Florida Power & Light Company's principal executive offices are located at 700 Universe Boulevard, Juno Beach, Florida 33408, telephone number (561) 694-4000, and its mailing address is P.O. Box 14000, Juno Beach, Florida 33408-0420.



                      -------------------------------------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                 March 28, 2003

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that Florida Power & Light Company ("FPL") has filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration process. Under this shelf registration process, FPL may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of the securities that FPL may offer. Each time FPL sells securities, FPL will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings "Where You Can Find More Information" and "Incorporation by Reference."

     For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

                                  RISK FACTORS

     Before purchasing the securities, investors should carefully consider the following risk factors together with the other information incorporated by reference or provided in this prospectus or in a prospectus supplement in order to evaluate an investment in the securities.

FPL IS SUBJECT TO COMPLEX LAWS AND REGULATIONS AND TO CHANGES IN LAWS AND REGULATIONS, INCLUDING INITIATIVES REGARDING RESTRUCTURING OF THE ENERGY INDUSTRY. THESE FACTORS MAY HAVE A NEGATIVE IMPACT ON THE BUSINESS AND RESULTS OF OPERATIONS OF FPL.

     FPL is subject to changes in laws or regulations, including the Public Utility Regulatory Policies Act of 1978 and the Public Utility Holding Company Act of 1935, changing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission, the Florida Public Service Commission, and the U.S. Nuclear Regulatory Commission, with respect to, among other things, allowed rates of return, industry and rate structure, operation of nuclear power facilities, operation and construction of plant facilities, operation and construction of transmission facilities, acquisition, disposal, depreciation and amortization of assets and facilities, recovery of fuel and purchased power costs, decommissioning costs, return on common equity and equity ratio limits, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs). The Florida Public Service Commission has the authority to disallow recovery of costs that it considers excessive or imprudently incurred.

     The regulatory process generally restricts FPL's ability to grow earnings and does not provide any assurance as to achievement of earnings levels.

     FPL is subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, natural resources and health and safety that could, among other things, restrict or limit the use of certain fuels required for the production of electricity. There are significant capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could be even more significant in the future.

     FPL operates in a changing market environment influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including deregulation of the production and sale of electricity. FPL will need to adapt to these changes and may face increasing competitive pressure.

THE OPERATION OF POWER GENERATION FACILITIES, INCLUDING NUCLEAR FACILITIES, INVOLVES SIGNIFICANT RISKS THAT COULD ADVERSELY AFFECT THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF FPL.

     The operation of power generation facilities involves many risks, including start up risks, breakdown or failure of equipment, transmission lines or pipelines, the dependence on a specific fuel source or the impact of unusual or adverse weather conditions (including natural disasters such as hurricanes), as well as the risk of performance below expected levels of output or efficiency. This could result in lost revenues and/or increased expenses. Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses, including the cost of replacement power. In addition to these risks, FPL's nuclear units face certain risks that are unique to the nuclear industry including additional regulatory actions up to and including shut down of the units stemming from public safety concerns, whether at FPL's plants or at the plants of other nuclear operators.

THE CONSTRUCTION OF, AND CAPITAL IMPROVEMENTS TO, POWER GENERATION FACILITIES INVOLVE SUBSTANTIAL RISKS. SHOULD CONSTRUCTION OR CAPITAL IMPROVEMENT EFFORTS BE UNSUCCESSFUL, THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF FPL COULD BE NEGATIVELY AFFECTED.

     FPL's ability to successfully and timely complete its power generation facilities currently under construction, those projects yet to begin construction or capital improvements to existing facilities is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, FPL could be subject to additional costs, termination payments under committed contracts and/or the write off of its investment in the project or improvement.

THE USE OF DERIVATIVE CONTRACTS BY FPL IN THE NORMAL COURSE OF BUSINESS COULD RESULT IN FINANCIAL LOSSES THAT NEGATIVELY IMPACT THE RESULTS OF OPERATIONS OF FPL.

     FPL uses derivative instruments, such as swaps, options, futures and forwards to manage its commodity and financial market risks, and to a lesser extent, engages in limited trading activities. FPL could recognize financial losses as a result of volatility in the market values of these contracts, or if a counterparty fails to perform. In addition, FPL's use of such instruments could be subject to prudency challenges by the Florida Public Service Commission and if found imprudent, cost disallowance.

BECAUSE FPL AND FPL GROUP RELY ON ACCESS TO CAPITAL MARKETS, THE INABILITY TO ACCESS CAPITAL MARKETS ON FAVORABLE TERMS MAY LIMIT THE ABILITY OF FPL TO GROW ITS BUSINESS AND WOULD LIKELY INCREASE INTEREST COSTS.

     FPL as well as FPL Group, Inc., which owns all of the common stock of FPL, rely on access to capital markets as a significant source of liquidity for capital requirements not satisfied by operating cash flows. The inability of FPL and FPL Group to maintain their current credit ratings could affect FPL's ability to raise capital on favorable terms, particularly during times of uncertainty in the capital markets which, in turn, could impact FPL's ability to grow its business and would likely increase its interest costs.

WEATHER CONDITIONS CAN AFFECT FPL'S RESULTS OF OPERATIONS.

     FPL's results of operations can be affected by changes in the weather. Weather conditions directly influence the demand for electricity and natural gas and affect the price of energy commodities. In addition, severe weather can be destructive, causing outages and/or property damage, which could require additional costs to be incurred.

FPL IS SUBJECT TO COSTS AND OTHER EFFECTS OF LEGAL PROCEEDINGS, CHANGES IN TAX AND INFLATION RATES, AND CHANGES IN OR ADDITIONS TO APPLICABLE TAX POLICIES, RATES OF INFLATION AND ACCOUNTING STANDARDS.

     FPL is subject to costs and other effects of legal and administrative proceedings, settlements, investigations and claims; as well as the effect of new, or changes in, tax rates or policies, rates of inflation or accounting standards.

THREATS OF TERRORISM AND CATASTROPHIC EVENTS THAT COULD RESULT FROM TERRORISM MAY IMPACT THE OPERATIONS OF FPL IN UNPREDICTABLE WAYS.

     FPL is subject to direct and indirect effects of terrorist threats and activities. Generation and transmission facilities, in general, have been identified as potential targets. The effects of terrorist threats and activities include, among other things, terrorist actions or responses to such actions or threats, the inability to generate, purchase or transmit power, the risk of a significant slowdown in growth or a decline in the U.S. economy, delay in economic recovery in the U.S., and the increased cost and adequacy of security and insurance.

THE ABILITY OF FPL TO OBTAIN INSURANCE AND THE TERMS OF ANY AVAILABLE INSURANCE COVERAGE COULD BE AFFECTED BY NATIONAL AND COMPANY-SPECIFIC EVENTS.

     FPL's ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by national events as well as company-specific events.

FPL IS SUBJECT TO EMPLOYEE WORKFORCE FACTORS THAT COULD AFFECT THE BUSINESS AND FINANCIAL CONDITION OF FPL.

     FPL is subject to employee workforce factors, including loss or retirement of key executives, availability of qualified personnel, collective bargaining agreements with union employees or work stoppage that could affect the business and financial condition of FPL.

                                       FPL

     FPL was incorporated under the laws of Florida in 1925 and is engaged in the generation, transmission, distribution and sale of electric energy. FPL supplies electric service throughout most of the east and lower west coasts of the State of Florida, serving a population of nearly 8 million. At December 31, 2002, FPL served approximately 4.0 million customer accounts. FPL Group, Inc. owns all of FPL's common stock. FPL Group is a public utility holding company, as defined in the Public Utility Holding Company Act of 1935. FPL Group is exempt from substantially all of the provisions of the Public Utility Holding Company Act of 1935 on the basis that FPL Group's and FPL's businesses are predominantly intrastate in character.

                                 USE OF PROCEEDS

     Unless otherwise stated in a prospectus supplement, FPL will add the net proceeds from the sale of these securities to its general funds. FPL uses its general funds for corporate purposes, including to repay, redeem or purchase outstanding debt and preferred stock, to repay short-term borrowings and to finance the acquisition or construction of additional electric facilities. FPL will temporarily invest any proceeds that it does not need to use immediately in short-term instruments.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows FPL's ratio of earnings to fixed charges for each of its last five fiscal years:

                            Years Ended December 31,
                     -----------------------------------------
                     2002      2001     2000     1999     1998
                     ----      ----     ----     ----     ----
                     7.47      6.44     6.02     6.26     5.69


                       WHERE YOU CAN FIND MORE INFORMATION

     FPL files annual, quarterly and other reports and other information with the SEC. You can read and copy any information filed by FPL with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including FPL. FPL also maintains an Internet site (http://www.fpl.com).

                           INCORPORATION BY REFERENCE

     The SEC allows FPL to "incorporate by reference" the information that FPL files with the SEC, which means that FPL may, in this prospectus, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that FPL files in the future with the SEC will automatically update and supersede this information. FPL is incorporating by reference the document listed below and any future filings FPL makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus until FPL sells all of these securities:

     (1) FPL's Annual Report on Form 10-K for the year ended December 31, 2002.

     You may request a copy of these documents, at no cost to you, by writing or calling Robert J. Reger, Jr., Esq., Thelen Reid & Priest LLP, 875 Third Avenue, New York, New York, 10022, (212) 603-2000. FPL will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.

                              CAUTIONARY STATEMENTS

     In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, FPL is hereby filing cautionary statements identifying important factors that could cause FPL's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) made by or on behalf of FPL in this prospectus or any supplement to this prospectus, in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "projection," "target," "outlook") are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the specific factors discussed in "Risk Factors" herein and in the reports that are incorporated herein by reference (in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements) that could cause FPL's actual results to differ materially from those contained in forward-looking statements made by or on behalf of FPL.

     Any forward-looking statement speaks only as of the date on which that statement is made, and FPL undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which that statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all of those factors, nor can it assess the impact of each of those factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

     The issues and associated risks and uncertainties discussed in "Risk Factors" herein and in the reports that are incorporated by reference herein are not the only ones FPL may face. Additional issues may arise or become material as the energy industry evolves. The risks and uncertainties associated with those additional issues could impair FPL's business in the future.

                            DESCRIPTION OF THE BONDS

     GENERAL. FPL will issue these securities, in one or more series, under its Mortgage and Deed of Trust dated as of January 1, 1944, with Deutsche Bank Trust Company Americas, as Trustee, which has been amended and supplemented in the past and which will be supplemented again by one or more supplemental indentures relating to these securities. This Mortgage and Deed of Trust, as amended and supplemented, is referred to in this prospectus as the "Mortgage." These securities are referred to in this prospectus as the "Bonds." All first mortgage bonds issued or to be issued under the Mortgage, including the Bonds, are referred to herein as "First Mortgage Bonds."

     This section briefly summarizes some of the terms of the Bonds and some of the provisions of the Mortgage and uses some terms that are not defined in this prospectus but that are defined in the Mortgage. This summary is not complete. You should read this summary together with the Mortgage and the supplemental indenture establishing the Bonds for a complete understanding of all the provisions. The Mortgage and the form of supplemental indenture have been previously filed with the SEC, and are exhibits to the registration statement filed with the SEC of which this prospectus is a part. In addition, the Mortgage is qualified as an indenture under the Trust Indenture Act of 1939 and is therefore subject to the provisions of the Trust Indenture Act of 1939. You should read the Trust Indenture Act of 1939 for a complete understanding of its provisions.

     Each series of Bonds may have different terms. FPL will include some or all of the following information about a specific series of Bonds in the prospectus supplement relating to those Bonds:

     (1)  the designation and series of those Bonds,

     (2)  the aggregate principal amount of those Bonds,

     (3)  the offering price of those Bonds,

     (4)  the date(s) on which those Bonds will mature,

     (5) the interest rate(s) for those Bonds, or how the interest rate(s) will be determined,

     (6)  the dates on which FPL will pay the interest on those Bonds,

     (7) the denominations in which FPL may issue those Bonds, if other than denominations of $1,000 or multiples of $1,000,

     (8) the place where the principal of and interest on those Bonds will be payable, if other than at Deutsche Bank Trust Company Americas in New York City,

     (9) the currency or currencies in which payment of the principal of and interest on those Bonds may be made, if other than U.S. dollars,

     (10) the terms pursuant to which FPL may redeem any of those Bonds,

     (11) whether all or a portion of those Bonds will be in global form, and

     (12) any other terms or provisions relating to those Bonds that are not inconsistent with the provisions of the Mortgage.

     FPL will issue the Bonds in fully registered form without coupons, unless otherwise stated in a prospectus supplement. A holder of Bonds may exchange those Bonds, without charge, for an equal aggregate principal amount of Bonds of the same series, having the same issue date and with identical terms and provisions, unless otherwise stated in a prospectus supplement. A holder of Bonds may transfer those Bonds without cost to the holder, other than for applicable stamp taxes or other governmental charges, unless otherwise stated in a prospectus supplement. FPL may issue all or some of the Bonds in "book-entry" form, which means that they will be represented by global notes, instead of certificates. If FPL issues global notes representing any Bonds, then a depository selected by FPL will keep a record of the beneficial interests in those global notes and record any transfers of those beneficial interests and the depository, or its custodian, will hold those global notes. Any additional requirements as to the form and method of exchange of Bonds will be described in a prospectus supplement.

     SPECIAL PROVISIONS FOR RETIREMENT OF BONDS. If, during any 12 month period, any governmental body orders FPL to dispose of mortgaged property, or buys mortgaged property from FPL, and FPL receives $10 million or more from the sale or disposition, then, in most cases, FPL must use that money to redeem First

Mortgage Bonds. If this occurs, FPL may redeem First Mortgage Bonds of any series that are redeemable at the redemption prices applicable to those First Mortgage Bonds. If any Bonds are redeemable, the redemption prices applicable to those Bonds will be set forth in a prospectus supplement.

     SECURITY. The Mortgage secures the Bonds as well as all other First Mortgage Bonds already issued under the Mortgage and still outstanding. FPL may issue more First Mortgage Bonds in the future and those First Mortgage Bonds will also be secured by the Mortgage. The Mortgage constitutes a first mortgage lien on all of the properties and franchises that FPL owns, except as discussed below.

     The lien of the Mortgage is or may be subject to the following:

     (1) leases of minor portions of FPL's property to others for uses that do not interfere with FPL's business,

     (2) leases of certain property that is not used in FPL's electric business,

     (3) Excepted Encumbrances, which include certain tax and real estate liens, and specified rights, easements, restrictions and other obligations, and

     (4) vendors' liens, purchase money mortgages and liens on property that already exist at the time FPL acquires that property.

     The Mortgage does not create a lien on the following "excepted property":

     (1)  cash and securities,

     (2) certain equipment, materials or supplies and fuel (including nuclear fuel unless it is expressly subjected to the lien of the Mortgage),

     (3)  automobiles and other vehicles,

     (4)  receivables, contracts, leases and operating agreements,

     (5) materials or products, including electric energy, that FPL generates, produces or purchases for sale or use by FPL, and

     (6)  timber, minerals, mineral rights and royalties.

     The Mortgage will generally also create a lien on property that FPL acquires after the date of this prospectus, other than "excepted property". However, if FPL consolidates or merges with, or sells substantially all of its assets to, another corporation, the lien created by the Mortgage will generally not cover the property of the successor company, other than the property that it acquires from FPL and improvements, replacements and additions to that property.

     The Mortgage provides that the Trustee has a lien on the mortgaged property for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. This lien takes priority over the lien securing the Bonds.

     ISSUANCE OF ADDITIONAL BONDS. FPL may issue an unlimited amount of First Mortgage Bonds under the Mortgage so long as it meets the issuance tests set forth in the Mortgage, which are generally described below. FPL may issue Bonds from time to time in an amount equal to:

     (1) 60% of unfunded Property Additions after adjustments to offset retirements,

     (2) the amount of retired First Mortgage Bonds or Qualified Lien Bonds, and

     (3)  the amount of cash that FPL deposits with the Trustee.

     Property Additions generally include the following:

     (1) plants, lines, pipes, mains, cables, machinery, boilers, transmission lines, pipe lines, distribution systems, service systems and supply systems,

     (2) nuclear fuel that has been expressly subjected to the lien of the Mortgage,

     (3) railroad cars, barges and other transportation equipment (other than trucks) for the transportation of fuel, and

     (4) other property, real or personal, and improvements, extensions, additions, renewals or replacements located within the United States of America or its coastal waters.

     FPL may use any property of the type described in (1) through (4) above as Property Additions whether or not that property is in operation and prior to obtaining permits or licenses relating to that property. Securities, fuel (including nuclear fuel unless expressly subjected to the lien of the Mortgage), automobiles or other vehicles, or property used principally for the production or gathering of natural gas will not qualify as Property Additions. The Mortgage contains restrictions on the issuance of First Mortgage Bonds based on Property Additions that are subject to other liens and upon the increase of the amount of those liens.

     In most cases, FPL may not issue Bonds unless it meets the "net earnings" test set forth in the Mortgage, which requires, generally, that FPL's adjusted net earnings (before income taxes) for 12 consecutive months out of the 15 months preceding the issuance must have been either:

     (1) at least twice the annual interest requirements on all First Mortgage Bonds at the time outstanding, including the Bonds that FPL proposes to issue at the time, and all indebtedness of FPL that ranks prior or equal to the First Mortgage Bonds, or

     (2) at least 10% of the principal amount of all First Mortgage Bonds at the time outstanding, including the Bonds that FPL proposes to issue at the time, and all indebtedness of FPL that ranks prior or equal to the First Mortgage Bonds.

     The Mortgage requires FPL to replace obsolete or worn out property and specifies certain deductions to FPL's adjusted net earnings for property repairs, retirement, additions and maintenance. With certain exceptions, FPL does not need to meet the "net earnings" test to issue Bonds if the issuance is based on retired First Mortgage Bonds or Qualified Lien Bonds.

     As of December 31, 2002, FPL could issue under the Mortgage approximately $5.5 billion of additional First Mortgage Bonds based on unfunded Property Additions and $5.4 billion of additional First Mortgage Bonds based on retired First Mortgage Bonds.

     RELEASE AND SUBSTITUTION OF PROPERTY. FPL may release property from the lien of the Mortgage if it does any of the following in an aggregate amount equal to the fair value of the property to be released:

     (1) deposits with the Trustee, cash or, to a limited extent, purchase money mortgages,

     (2) uses unfunded Property Additions acquired by FPL in the last five years, or

     (3)  waives its right to issue First Mortgage Bonds

in each case without satisfying any net earnings requirement.

     If FPL deposits cash so that it may release property from the lien of the Mortgage or so that it may issue additional First Mortgage Bonds, it may withdraw that cash if it uses unfunded Property Additions or waives its right to issue First Mortgage Bonds without satisfying any net earnings requirement in an amount equal to the cash that FPL seeks to withdraw.

     When property released from the lien of the Mortgage is not Funded Property, then, if FPL acquires new Property Additions within two years:

     (1) Property Additions used for the release of that property will not (subject to some exceptions) be considered Funded Property, and

     (2) any waiver by FPL of its right to issue First Mortgage Bonds, which is used for the release of that property, will cease to be an effective waiver and FPL will regain the right to issue those First Mortgage Bonds.

     The Mortgage contains provisions relating to cash proceeds of property that is not Funded Property that are similar to the provisions relating to release of that property. The Mortgage contains special provisions relating to pledged Qualified Lien Bonds and the disposition of money received on those Qualified Lien Bonds.

     FPL does not need a release from the Mortgage in order to use its nuclear fuel even if that nuclear fuel has been expressly subjected to the lien and operation of the Mortgage.

     DIVIDEND RESTRICTIONS. In some cases, the Mortgage restricts the amount of retained earnings that FPL can use to pay cash dividends on its common stock. The restricted amount may change depending on factors set out in the Mortgage. Other than this restriction on the payment of common stock dividends, the Mortgage does not restrict FPL's use of retained earnings. As of December 31, 2002, no retained earnings were restricted by these provisions of the Mortgage.

     MODIFICATION OF THE MORTGAGE. Generally the rights of all of the holders of First Mortgage Bonds may be modified with the consent of the holders of 66-2/3% of the principal amount of all of the outstanding First Mortgage Bonds. However, if less than all series of First Mortgage Bonds are affected by a modification, that modification also requires the consent of the holders of 66-2/3% of the principal amount of all of the outstanding First Mortgage Bonds of each series affected.

     FPL has reserved the right to amend the Mortgage without the consent of the holders of any series of First Mortgage Bonds created after April 30, 1992 (including the Bonds) to permit modification of the Mortgage generally with the consent of the holders of only a majority of the First Mortgage Bonds affected by the modification.

     In most cases, the following modifications will not be effective against any holder of First Mortgage Bonds affected by the modification unless that holder consents:

     (1) modification of the terms of payment of principal and interest payable to that holder,

     (2) modification creating an equal or prior lien on the mortgaged property or depriving that holder of the benefit of the lien of the Mortgage, and

     (3) modification reducing the percentage vote required for modification (except as described above).

     DEFAULT AND NOTICE THEREOF. The following are defaults under the Mortgage:

     (1)  failure to pay the principal of any First Mortgage Bond,

     (2) failure to pay interest on any First Mortgage Bond for 60 days after that interest is due,

     (3) failure to pay principal of or interest on any Qualified Lien Bond beyond any applicable grace period for the payment of that principal or interest,

     (4) failure to pay any installments of funds for retirement of First Mortgage Bonds for 60 days after that installment is due,

     (5)  certain events in bankruptcy, insolvency or reorganization, and

     (6) the expiration of 90 days following notice by the Trustee or the holders of 15% of the First Mortgage Bonds relating to other covenants of FPL.

     Except in the case of failure to pay principal, interest or any installment for retirement of First Mortgage Bonds, the Trustee may withhold notice of default if it believes that withholding the notice is in the interests of the holders of First Mortgage Bonds.

     Holders of 25% of the First Mortgage Bonds may declare the principal and the interest due on default. A majority of the holders of First Mortgage Bonds may annul that declaration if the default has been cured. No holder of First Mortgage Bonds may enforce the lien of the Mortgage unless the following things have occurred:

     (1)  the holder has given the Trustee written notice of a default,

     (2) the holders of 25% of the First Mortgage Bonds have requested the Trustee to act and offered it reasonable opportunity to act and indemnity satisfactory to the Trustee for the costs, expenses and liabilities that the Trustee may incur by acting, and

     (3)  the Trustee has failed to act.

     Notwithstanding the foregoing, a holder of First Mortgage Bonds has the right to sue FPL if FPL fails to pay, when due, interest or principal on those First Mortgage Bonds, unless that holder gives up that right.

     The Trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that the repayment is not reasonably assured. The holders of a majority of the First Mortgage Bonds may direct the time, method, and place of conducting any proceedings for any remedy available to the Trustee, or exercising any of the Trustee's powers.

     SATISFACTION AND DISCHARGE OF MORTGAGE. The Mortgage may be satisfied and discharged if and when FPL provides for the payment of all of the First Mortgage Bonds and all other sums due under the Mortgage.

     EVIDENCE TO BE FURNISHED TO THE TRUSTEE. FPL furnishes written statements of FPL's officers, or persons selected or paid by FPL, annually (and when certain events occur) to the Trustee to show that FPL is in compliance with Mortgage provisions and that there are no defaults under the Mortgage. In some cases, these written statements must be provided by an independent accountant, appraiser, engineer or counsel.

     CONCERNING THE TRUSTEE. In the regular course of business, FPL may obtain short-term funds from several banks, including Deutsche Bank Trust Company Americas.

                              PLAN OF DISTRIBUTION

     FPL may sell the Bonds:

     (1)  through underwriters or dealers,

     (2)  through agents, or

     (3)  directly to one or more purchasers.

     THROUGH UNDERWRITERS OR DEALERS. If FPL uses underwriters in the sale of the Bonds, the underwriters will acquire the Bonds for their own account. The underwriters may resell the Bonds in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the Bonds directly or through underwriting syndicates represented by managing underwriters. Unless otherwise stated in the prospectus supplement relating to the Bonds, the obligations of the underwriters to purchase those Bonds will be subject to certain conditions, and the underwriters will be obligated to purchase all of those Bonds if they purchase any of them. If FPL uses a dealer in the sale, FPL will sell the Bonds to the dealer as principal. The dealer may then resell those Bonds at varying prices determined at the time of resale.

     Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     THROUGH AGENTS. FPL may designate one or more agents to sell the Bonds. Unless otherwise stated in a prospectus supplement, the agents will agree to use their best efforts to solicit purchases for the period of their appointment.

     DIRECTLY. FPL may sell the Bonds directly to one or more purchasers. In this case, no underwriters, dealers or agents would be involved.

     GENERAL INFORMATION. A prospectus supplement will state the name of any underwriter, dealer or agent and the amount of any compensation, underwriting discounts or concessions paid, allowed or reallowed to them. A prospectus supplement will also state the proceeds to FPL from the sale of the Bonds, any initial public offering price and other terms of the offering of those Bonds.

     FPL may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the Bonds from FPL at the public offering price and on the terms described in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.

     FPL may have agreements to indemnify underwriters, dealers and agents against, or to contribute to payments which the underwriters, dealers and agents may be required to make in respect of, certain civil liabilities, including liabilities under the Securities Act of 1933.

                                     EXPERTS

     The consolidated financial statements incorporated by reference in this prospectus from FPL's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL OPINIONS

     Steel Hector & Davis LLP, Miami, Florida, and Thelen Reid & Priest LLP, New York, New York, co-counsel to FPL, will pass upon the legality of the Bonds for FPL. Hunton & Williams, New York, New York, will pass upon the legality of the Bonds for any underwriter, dealer or agent. Thelen Reid & Priest LLP and Hunton & Williams may rely as to all matters of Florida law upon the opinion of Steel Hector & Davis LLP. Steel Hector & Davis LLP may rely as to all matters of New York law upon the opinion of Thelen Reid & Priest LLP.

                     --------------------------------------


     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. FPL HAS NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. FPL IS NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS OR THAT THE INFORMATION INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE.

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                          FLORIDA POWER & LIGHT COMPANY

                              FIRST MORTGAGE BONDS,
                  $300,000,000 5.95% SERIES DUE OCTOBER 1, 2033

                                   [FPL LOGO]



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                              PROSPECTUS SUPPLEMENT

                                 OCTOBER 9, 2003

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     BARCLAYS CAPITAL                                            LEHMAN BROTHERS

     CREDIT LYONNAIS SECURITIES (USA)                             SCOTIA CAPITAL

     FLEET SECURITIES, INC.
                          MELLON FINANCIAL MARKETS, LLC
                                                      SUNTRUST ROBINSON HUMPHREY



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